Exhibit 3.1

CERTIFICATE OF FORMATION

OF

BRC MERGER SUB, LLC

This Certificate of Formation of BRC Merger Sub, LLC, dated as of March 6, 2017 is being duly executed and filed by the undersigned as an authorized person of BRC Merger Sub, LLC, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).

1.    Name. The name of the limited liability company formed hereby is BRC Merger Sub, LLC (the “LLC”).

2.    Registered Office. The address of the registered office of the LLC in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 (County of New Castle).

3.    Registered Agent. The name and address of the registered agent for service of process on the LLC in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 (County of New Castle).

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IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the date first above written.

By:	/s/ Thomas J. Kelleher
Name: Thomas J. Kelleher
Title: Authorized Person